Exhibit 99.1

NEWS RELEASE

Enbridge to Assist Enbridge Energy Partners with U.S. Alberta Clipper Funding

July 20, 2009 CALGARY, ALBERTA and HOUSTON — Enbridge Inc. (TSX/NYSE: ENB) and Enbridge Energy Partners (NYSE: EEP) (the “Partnership”) announced today that they have concluded a joint funding agreement under which Enbridge will effectively fund two-thirds of the $1.2 billion U.S. segment of the Alberta Clipper crude oil pipeline project.

Under the terms of the agreement, Enbridge will participate in the debt financing that EEP raises for the project, and will fund two-thirds of the project’s equity requirements directly into Enbridge Energy, Limited Partnership (EELP), the subsidiary of EEP which is constructing the project. Enbridge will be entitled to two-thirds of the earnings and cash flow which EELP generates from the base project. Enbridge and EEP will each have a right of first refusal on each other’s investment in the project, and EEP will retain the right to fund up to 100% of any expansion, and dilute Enbridge’s interest down correspondingly. The terms of the agreement were reviewed and approved by a committee of EEP’s independent directors.

“In addition to Alberta Clipper, EEP is undertaking a number of very attractive growth opportunities including the expansion of our North Dakota system to accommodate increased Bakken shale production, the recently completed Southern Access expansion of our crude oil mainline, and the Clarity gas pipeline; and there are further attractive opportunities in sight for both crude oil and natural gas infrastructure ,” said Terrance McGill, president of the Partnership’s management company and of its general partner.

“The joint funding arrangement for Alberta Clipper substantially reduces the equity required to complete the permanent funding for these projects down to a level that we can likely accommodate through sale of non-strategic assets, or a traditional private or public placement of Partnership units” Mr. McGill continued. “As a result, these projects should all be accretive and we will avoid the dilution which would otherwise result from a very large equity issue, given current market conditions. At the same time, with Enbridge participating in the debt which needs to be issued for Alberta Clipper, it will reduce our call on debt markets and should improve our borrowing rates.

“EEP is now well positioned to consider new opportunities as they arise,” said Mr. McGill.

“The joint funding for the U.S. segment of Alberta Clipper is a win/win for Enbridge and EEP, and our shippers,” said Patrick D. Daniel, President and Chief Executive Officer, Enbridge Inc. “For shippers, it should result in lower tolls because EEP’s cost to finance the debt component of Alberta Clipper should be reduced. For Enbridge and EEP, it enables the project to be funded on a basis which will be accretive to both, compared to a dilutive equity offering by EEP. Based on Enbridge’s current capital plans, we have a substantial cushion of surplus equity to fund this investment as well as other opportunities that may become available.”

The Alberta Clipper project consists of a 36-inch diameter pipeline, and associated pumping and terminaling facilities, from Hardisty, Alberta to Superior, Wisconsin. The segment from Hardisty to the U.S. border is being undertaken by Enbridge Pipelines Inc., a wholly owned subsidiary of Enbridge Inc., at an estimated cost of Cdn $2.4 billion; and the segment from the U.S. border to Superior is being undertaken by EEP through EELP. Both segments are scheduled to be in service by mid-2010. The initial capacity of the line will be 450,000 barrels per day of heavy crude, expandable at very low cost, through the addition of pumping facilities, to 800,000 barrels per day.

Conference Call – Enbridge Inc.

Enbridge Inc. will hold a conference call on Monday, July 20, 2009 at 10:00 a.m. Eastern Daylight time (8:00 a.m. Mountain Daylight time) to discuss the agreement. Analysts, members of the media and other interested parties can access the call at +617-213-8840 or toll-free at 1-1-866-700-7477 using the access code of 17941098. The call will be audio webcast at www.enbridge.com.

A webcast replay will be available approximately two hours after the conclusion of the event and a transcript and downloadable MP3 podcast will be posted to the website within approximately 24 hours. The audio replay will be available at toll-free 1-888-286-8010or +617-801-6888 for 7 days following the call. The access code for the replay is 36976916.

Conference Call – Enbridge Energy Partners

Enbridge Energy Partners will hold a conference call on Monday, July 20, 2009 at 9:00 a.m. Eastern Daylight time (8:00 a.m. Central Daylight time). Analysts, members of the media and other interested parties can access the call at +201-689-8568 or toll-free at 1-877-407-0782. The call will be audio webcast at: http://www.investorcalendar.com/IC/CEPage.asp?ID=147560.

A webcast replay will be available approximately two hours after the conclusion of the event and a downloadable MP3 podcast will be posted to the website within approximately 24 hours. The audio replay will be available at toll-free 1-877-660-6853 or +201-612-7415 until midnight on August 3, 2009. The account number for the replay is 286 and the conference ID is 328391.

About Enbridge

Enbridge Inc., a Canadian company, is a leader in energy transportation and distribution in North America and internationally. As a transporter of energy, Enbridge operates, in Canada and the U.S.,

the world’s longest crude oil and liquids transportation system. The Company also has international operations and a growing involvement in the natural gas transmission and midstream businesses. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company, and provides distribution services in Ontario, Quebec, New Brunswick and New York State. Enbridge employs approximately 6,000 people, primarily in Canada, the U.S. and South America. Enbridge’s common shares trade on the Toronto Stock Exchange in Canada and on the New York Stock Exchange in the U.S. under the symbol ENB. Information about Enbridge is available on the Company’s web site at www.enbridge.com.

About Enbridge Energy Partners

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE: EEQ) (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE: ENB) (TSX: ENB) (www.enbridge.com), is the general partner and holds an approximate 27 percent interest in the Partnership.

Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although Enbridge believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in our Canadian securities filings and American SEC filings. While Enbridge makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Enbridge Inc

Jennifer Varey	Vern Yu
Media	Investment Community
(403) 508-6563 or Toll Free: (888) 992-0997	(403) 231-3946
Email: jennifer.varey@enbridge.com	Email: vern.yu@enbridge.com

Enbridge Energy Partners, L.P.

Larry Springer	Douglas Montgomery
Media	Investment Community
(713) 821-2253	Toll-free: 1-866-EEP INFO or 1-866-337-4636
Email: usmedia@enbridge.com	Email: eep@enbridge.com